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                                                                      EXHIBIT 99

For Immediate Release                     Contact:  Eileen H. Kirrane
                                                    Assistant Vice President and
                                                    Investor Relations Director
                                                    (508) 651-6650


        WABAN INC. MAKES TENDER OFFER FOR 11% SENIOR SUBORDINATED NOTES
        ---------------------------------------------------------------

Natick, MA, June 18, 1997--Waban Inc. (NYSE: WBN) has commenced a cash tender offer for any and all of its 11% Senior Subordinated Notes due May 15, 2004. An aggregate of $100,000,000 principal amount of Notes is outstanding. The amount to be paid for Notes tendered pursuant to the offer prior to the expiration date will equal the Purchase Price plus accrued and unpaid interest up to, but not including, the date of purchase pursuant to the offer. The Purchase Price for the Notes will be calculated in a manner intended to result in a yield to May 15, 1999, the first call date for the Notes, equal to the sum of (i) the yield on the 6 3/8% United States Treasury Note due May 15, 1999 at 2:00 p.m., New York City time, on the tenth business day immediately preceding the expiration date, plus (ii) 75 basis points. Based on such yield on June 17, 1997, the Purchase Price would have been 112.008% of the principal amount of such Notes.

The offer and withdrawal rights expire at 8:00 a.m., New York City time, on July 17, 1997, unless extended by the Company. The offer is conditioned upon, among other things, the satisfaction of certain conditions relating to the Company's proposed spinoff of the Common Stock of BJ's Wholesale Club, Inc. However, the offer is not conditioned upon consummation of the spinoff.

Waban Inc. is a major participant in the field of warehouse merchandising through its HomeBase and BJ's Wholesale Club businesses. BJ's Wholesale Club is one of the largest membership warehouse club chains in the northeastern United States, with 80 clubs currently in operation compared with 72 one year ago. HomeBase is a leading merchandiser of home improvement products in the western United States, currently operating 84 warehouse stores compared with 82 one year ago.